Exhibit 10.20
ASSIGNMENT OF US $400,000 DEMAND PROMISSORY NOTE
AND RELATED DOCUMENTS

Know that Pedro Pina Castullo (“Assignor”) in consideration of $400,000 (four hundred thousand US dollars) paid by JMJ FINANCIAL (“Assignee”) with an address of 1500 Bay Road, Miami Beach, Florida 33139 and all of its successors and assigns hereby assigns onto the Assignee:

A certain demand Promissory Note made by Focus Gold Corporation originally issued to and funded by Pedro Pina Castullo on July 12, 2011 in the amount of $200,000 as amended effective March 1, 2012 to provide for a settlement amount of $400,000 inclusive of unpaid Principal, Interest Commitment Arrangement and Placement Fees and all other amounts payable under the Note (the “Note”)

The rights and interests assigned hereby include but are not necessarily limited to $400,000.00 (four hundred thousand US dollars) due the assigner under the Note and related documents all of rights and remedies and subject to all of the obligations of the Assignor thereunder, and the right either on Assignee’s behalf or in the name of Assignor to take all actions legal or otherwise that Assignor would be entitled to take thereunder, save for this Assignment.

Assignor represents that it is not and has not been in the last 90 (ninety) days an officer, director, insider, affiliate, or 5% shareholder of Focus Gold Corporation.

This assignment will become effective upon (1) signature by all three parties and (2) delivered of valid payment to assignor. Estimated closing date of transaction is March 29th, 2012.

IN WITNESS WHEREOF, the assignor has executed this Assignment this 29th day of March 2012

/s Pedro Pina Castullo
Pedro Pina Castullo

Acknowledged:

Assignee/ JMJ Financial

/s/Justin Keener
Justin Keener
Its Principal

Acknowledged:

Focus Gold Corporation

/s/Grant R. White
Grant R. White
Chief Executive Officer

Assignment #	1 of 1
Date	3/29/12
Dollar Amount	$400,000

Representations and Warranties
Regarding the $400,000 Demand Promissory note dated July 12, 2011
As Amended Effective March 1, 2012

As of March 29, 2012 Focus Gold Corporation (“Focus Gold”) represents and warrants to JMJ Financial that the following is true and correct:

1.
In a Demand Promissory Note dated July12, 2011 (the “Original Note”) between Focus Gold and Pedro Pina Castulo (“Castulo”), Focus Gold promised to pay Castulo Principal in the amount of US$200,000, Interest on the Principal at the rate of 2% per month compounded monthly, and Commitment Arrangement and Placement Fees of $59,000

2.
As of March 1, 2012, the balance payable on the Note was $296,240.82, inclusive of Principal, Interest, Commitment Arrangement and Placement Fees, and all other amounts payable under the Note, as set forth in Exhibit A.

3.
Paragraph 4 of the Original Note provided that if the Original Note was not repaid upon demand within 3 days, the holder of the Note could elect to receive as full repayment for the loan common shares of Focus Gold is such amount as would be determined by multiplying the Principal times 5 and dividing by the 10 day average closing price of Focus Gold’s stock prior to the date of demand.

4.	Under the terms of paragraph 4 of the Original Note, the amount due to Castulo was $1,481,204.10 as full repayment of the Original Note.

5.
Focus Gold and Castulo entered into a Settlement Agreement to the Original Note (effective date of March 1, 2012) in which Focus Gold and Castulo agreed to a lesser settlement amount of $400,000, which sum includes the Principal, Interest, Commitment Arrangement and Placement Fees, and all other amounts payable under the Note as set forth in paragraph 4 of the original Note.

FOCUS GOLD CORPORTION

/s/Grant R. White
Grant R. White Chief Executive Officer

Acknowledged:

/s/Justin Keener
Justin Keener
JMJ Financial / Its Principal

SETTLEMENT AMENDMENT TO DEMAND PROMISORRY NOTE

ISSUER:                            Focus Gold Corporation
(The “Debtor”)

HOLDER:                          Pedro Pina Castullo
(The “Holder”)

EFFECTIVE DATE:          March 1, 2012

WHEREAS in a Demand Promissory Note dated July 12, 2011 between the Debtor and the Holder (the “Note”) the Debtor promised to pay the Holder Principal in the amount of US$200,000.  Interest on the Principal at the rate of 2% per month compounded monthly, and Commitment Arrangement and Placement Fees of $59,000:

WHEREAS as of the effective date the balance payable on the note is $296,240.82 inclusive of Principal, Interest, Commitment Arrangement and Placement Fees, and all other amounts payable under the Note  as set forth in exhibit A: and

WHEREAS, the Note is payable upon demand after August 30, 2011 and if not repaid upon demand within 3 days the Holder may elect to receive payment for the loan in shares of the Debtor pursuant to the terms of paragraph 4 of the Note.

NOW THEREFORE Debtor and Holder agree as follows:

The parties hereby agree to a settlement amount of $400,000 which sum includes the Principal, Interest, Commitment Arrangement and Placement Fees, and all other amounts payable under the Note.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above

FOCUS GOLD CORPORATION

/s/Grant R. White                                                                                                        /s/ Pedro Pina Castullo
Grant R. White                                                                                                           Pedro Pina Castullo
Chief Executive Officer

AMENDMENT
To the Demand Promissory Note dated July 12, 2011 as Amended Effective
March 1, 2012 and hereto Revised and dated March 29, 2012 in the amount of $400,000

The Demand Promissory Note by and between Focus Gold Corporation (the “Company” or the “Borrower”)  and JMJ Financial (the “Holder”) originally issued to and funded by Pedro Pina Castulo on July 12, 2011 in the amount of $200,000 as amended effective March 1, 2012 to provide a settlement amount of $400,000  (the “Note”) is wholly assigned to JMJ Financial on March 29, 2012 in the amount of $400,000 inclusive of unpaid Principal, Interest, Commitment Arrangement and Placement Fees and all other amounts payable under the Note

1.
The outstanding Principal of $400,000 shall bear interest, at Holder’s election, at the rate of 1% per month calculated monthly and compounded monthly. This Note is no longer payable on demand at this time.  The maturity date for the Note is extended to October 1, 2012 and the entire unpaid Principal, Interest, fees and other amounts payable on the Note shall become due and payable upon demand at any time for any reason on or after October 1, 2012.

2.
This Note is now convertible at any time.  The Conversion Price as applied to the Conversion Formula set forth below is 80% (eighty percent) of the average of the three lowest trade prices in the 20 trading days previous to the conversion; as applies to Focus Gold Corporation’s voting common stock.  The number of shares issued through conversion is the conversion amount divided by the conversion price as set forth in the following Conversion Formula :

# Shares =     Conversion Amount
       Conversion Price

3.	The Borrower has the right to enforce a conversion floor of $0.15 per share as set forth in exhibit A.

4.
Shares from any conversion will be delivered to the Holder without legend within 2 (two) business days of conversion notice delivery.   If those shares are not delivered in this time frame at any time for any reason prior to offering those shares for sale in a private transaction or in the public market through its broker, Holder may rescind that particular conversion to have the amount returned to the note balance with the conversion shares returned to the Company.   The Company will make its best efforts to deliver share issuance instructions to its Transfer Agent same day, and to deliver shares to Holder next day.

5.	The second and third sentences of Section 4 of the Note are deleted.

6.
The events of default under this amendment and the Note are set forth in Exhibit B.  In the event of any default the outstanding principal amount of the Note plus accrued but unpaid interest liquidated damages, fees and other amounts owing in respect thereof through the date of acceleration shall become, at the Holder’s election immediately due and payable in cash at the Mandatory Default Amount.  The Mandatory Default amount means the greater of (i) the outstanding principal amount of this Note, plus all accrued and unpaid interest, liquidated damages, fees and other amounts hereon, divided by the Conversion Price on the date the Mandatory Default Amount is either demanded or paid in full, whichever has a lower Conversion Price, multiplied by the VWAP, or (ii) 150% of the outstanding principal amount of this Note, plus 100% of accrued and unpaid interest, liquidated damages, fees and other amounts hereon.  Commencing five (5) days after the occurrence of any event of default the results in the eventual acceleration of this Note, the interest rate on this Note shall accrue at an interest rate equal to the lesser of 18%per annum or the maximum rate permitted under applicable law. In connection with such acceleration described herein, the Holder need not provide, and the Borrower hereby waives , any presentment , protest or other notice of any kind, and the Holder may immediately and without expiration of any of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law. Such acceleration may be rescission or annulled by the Holder at any time prior to payment hereunder and the Holder shall have all rights as a holder of the note until such time, if any, as the Holder receives full payment pursuant to this Section 5. No such rescission or annulment shall affect any subsequent event of default or impair any right consequent thereon. Nothing herein shall limit the Holder’s right to pursue any other remedies available to it at law or in equity including, without limitations, a decree of specific performance and/or injunctive relief with respect to the Borrowers failure to timely deliver certificates representing shares of Common Stock upon conversion of the Note as required pursuant to the terms hereof.

7.
Unless otherwise agreed by both in writing by both the company and the holder at no time will the Holder convert any amount of the Note into common stock that would result in the holder owing more than 4.99% of the common stock outstanding of Focus Gold Corporation.

8.
Conversion notices may be delivered to the Company by email, fax, mail, or overnight delivery. Conversion notices sent by email and fax shall be considered delivered at the time of transmission by the Holder.

9.
Holder agrees that so long as any Note from the Borrower to Holder remains outstanding. Holder will not enter into or affect any “short sales” of the common stock or hedging transaction which establishes a net short position respect to the common stock of Focus Gold Corporation. Borrower acknowledges and agrees that upon submission of a conversion notice asset forth in Section 8 hereof. Holder immediately owns the common shares described in the short conversion notice and any sale of those shares issuable under such conversion notice would not be considered short sales.

10.	The Company represents that Pedro Pina Castullo is not and has not been in the last 90 (ninety) days an officer, director, insider, affiliate, or 5% shareholder of Focus Gold Corporation.

11.
As of the effective date of this Amendment and for the remaining period during which the Note is convertible into shares of the Company, the Company will reserve from its authorized and unissued common stock a sufficient number of shares (at least 6,000,000 common shares) to provide for the issuance of common stock upon the full conversion of the Note.

12.	Except as required by securities law, no public announcement may be regarding this Amendment, the note, payments or conversions without written permission by both the Company and the Holder.

13.
In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have any such opinion provided by Borrower’s counsel.

14.
Section 6 of the Note is deleted.  This Amendment and the Note shall be governed by and construed and enforced in accordance with the laws of the state of Florida without regard to the principals of conflict of laws thereof. Any action brought by either party against the other concerning the transactions contemplated by this Amendment or the Note shall be brought only in the state courts of Florida or in the federal courts located in Miami – Dade County, in the state of Florida. Both Parties and the individuals signing this Amendment agree to submit to the jurisdiction of such courts.

15.
In the event any attorney is employed by either party to this Amendment with respect to legal or equitable action, arbitration or other proceeding brought by such party to this Amendment or the Note or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Amendment or the Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

The effective date of this Amendment is March 29, 2012.

ALL OTHER TERMS AND CONDITIONS OF THE NOTE REMAIN IN FULL FORCE AND EFFECT.

/s/Grant R. White                                                                                                        /s/Justin Keener
Grant R. White                                                                                                           JMJ Financial / Its Principal
Chief Executive Officer
Focus Gold Corporation

Exhibit A
Conversion Floor

If Borrower receives a conversion notice in which the Conversion Price is less than $0.15 per share and Borrower elects to enforce the conversion floor of $0.15, the Holder will incur a conversion loss, defined as follows, which the Borrower must make whole by either of the following options:

Conversion Loss= [(High trade price on the day of conversion) x (number of shares that would have been received if there was no floor)] – [(High trade price on the day of conversion) x (number of shares being received with the floor )]

Option A – Pay Conversion Loss in Cash. The Borrower may pay the conversion loss by cash payment, and any such cash payment must be made by the third day from the time of the conversion notice.

Option B – Add Conversion Loss Balance.  The Borrower may pay the conversion loss by adding the conversion loss to the balance of the Note (under JMJ Financials and the Borrower’s expectation that any make whole amounts will tack back to the original date of the note as that amount was originally funded at the original tacking date)

In the event that any Borrower default occurs among any of the agreements between parties, inclusive of the terms and conversion, the terms of the Conversion Floor shall automatically and permanently terminate.   In the event that the borrower either (a) issues stock at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation) below $0.15, or (b) if the Borrower enters into any agreement that may in the future provide for such issuance at any price (in any type of issuance or sale including but not limited to sale, conversion, exchange, and compensation) below  $0.15, then the floor referenced herein will automatically reset to that lower price.  In the event that the Borrower enters into any agreement that provides for a floorless conversion, or floorless convertible, or floorless exchangeable security, then the terms of this Conversion Floor shall automatically and permanently terminate.

Exhibit B

Default

The following are events of default under the Amendment and the Note: (i) the Borrower shall fail to pay any principal under the Amendment or Note when due and payable (or payable by conversion) thereunder, or (ii) the Borrower shall fail to pay any interest or any other amount under the Amendment or Note when due and payable (or payable by conversion) thereunder, or (iii) the Company shall fail to honour it obligations under the Amendment or the Note; or (iv) a receiver, trustee or other similar official shall be appointed over the Borrower or a material part of Its assets and such appointment shall remain uncontested for twenty (20) days or shall not be dismissed or discharged within sixty (60) days: or (v) the Borrower shall become insolent or generally fails to pay, or admits in writing its inability to pay , its debts as they become due, subject to applicable grace periods, if any; or (vi) the Borrower shall make a general assignment for the benefit of creditors; or (vii) the Borrower shall file a petition for relief under any bankruptcy, insolvency or similar law( domestic or foreign); or (viii) an involuntary proceeding shall be commenced or filed against the Borrower; or (ix) the Borrower shall fail to apply DTC within 15 days of the effective date of the Amendment to be permitted to transfer its shares by DWAC/FAST  or to reapply to DTC after a reasonable period of time at the request of the Holder if the initial application is not accepted ; or (x) the Borrower shall lose its status as “DTD Eligible”; or the Borrower’s shareholders shall lose the ability to deposit (either electronically or by physical certificates, or otherwise) shares into the DTC System; or (xi) the Borrower shall become late or delinquent in its filing requirements as a fully-reporting issuer registered with the Securities & Exchange Commission.